Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 May 12, 2009

$ Buffered Return Enhanced Notes Linked to the Performance of a Basket of Currencies due November 24, 2010† Medium-Term Notes, Series A

General

•

The Notes are designed for investors who seek a return of 1.40* times the performance of a basket of currencies relative to the U.S. Dollar and a maximum return on the Notes of 14.00%* at maturity. Investors should be willing to forgo interest payments and, if the Reference Asset Return is less than –10%, be willing to lose some or all of principal.

•	Senior unsecured obligations of Barclays Bank PLC maturing November 24, 2010†.

•	Minimum denominations of $20,000 and integral multiples of $1,000 in excess thereof.

•	The Notes are expected to price on or about May 13, 2009†† (the “pricing date”) and are expected to issue on or about May 19, 2009†† (the “settlement date”).

*	The actual upside leverage factor and maximum return will be determined on the pricing date and will not be less than 1.40 and 14.00%, respectively.

Key Terms	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

An equally-weighted basket consisting of the currency exchange rates between (i) the U.S. dollar and the Brazilian real (the “USDBRL” currency exchange rate), (ii) the U.S. dollar and the Norwegian krone (the “USDNOK” currency exchange rate), (iii) the U.S. dollar and the Australian dollar (the “USDAUD” currency exchange rate”), and (iv) the U.S. dollar and the Chinese yuan (the “USDCNY” currency exchange rate) (each, a “currency exchange rate” and a “basket component”). The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent in accordance with the following:

(a)     where the currency exchange rate is USDBRL, the USDBRL currency exchange rate on the relevant day will be determined by the calculation agent as the ask price reported on Bloomberg Page BZFXPTAX at approximately 6 p.m., Sao Paulo time;

(b)     where the currency exchange rate is USDNOK, the USDNOK currency exchange rate on the relevant day will be determined by the calculation agent as the rate which appears on Bloomberg screen WMCO1 to the right of the caption “NOK” under the caption “MID” at approximately 4 p.m., London time;

(c)     where the currency exchange rate is USDAUD, the USDAUD currency exchange rate on the relevant day will be determined by the calculation agent as 1 divided by AUDUSD, which appears on Bloomberg screen WMCO1 to the right of the caption “AUD” under the caption “MID” at approximately 4 p.m., London time; and

(d)     where the currency exchange rate is USDCNY, the USDCNY currency exchange rate on the relevant day will be determined by the calculation agent as the rate which appears on Reuters page SAEC at approximately 9:30 am, Beijing time.

Upside Leverage Factor:	1.40* * The actual upside leverage factor will be determined on the pricing date but will not be less than 1.40.

Maximum Return:	14.00%* * The actual maximum return will be determined on the pricing date but will not be less than 14.00%.

Payment at Maturity:

If the Reference Asset Return is positive, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Reference Asset Return multiplied by the upside leverage factor, subject to the maximum return. For example, if the Reference Asset Return is 10%* or more, you will receive the maximum return on the Notes of 14.00%*, which entitles you to the maximum payment of $1,140.00* for every $1,000 principal amount Note that you hold. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 x (Reference Asset Return x upside leverage factor)]

*  Assuming an upside leverage factor and maximum return of 1.40 and 14.00%, respectively. The actual upside leverage factor, maximum return and maximum payment on the Notes will be set on the pricing date and will not be less than 1.40, 14.00% and $1,140.00, respectively.

If the Reference Asset Return is negative, your principal is protected up to a Reference Asset Return of –10%. If the Reference Asset Return is equal to or less than 0% and greater than or equal to –10%, you will receive the principal amount of your Notes at maturity.

If the Reference Asset Return is less than –10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the Reference Asset Return is less than –10%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 x (Reference Asset Return + buffer percentage) x downside leverage factor]

You will lose some or all of your investment at maturity if the Reference Asset Return is less than -10%.

Buffer Percentage:	10%

Downside Leverage Factor	1.1111

Reference Asset Return:

The Reference Asset Return equals the weighted average of the percentage change (which may be positive, negative or 0%) from the initial level of each basket component to the final level of each basket component. The Reference Asset Return will be calculated as follows:

Where,

C(i) Initial = the initial level (“initial level”) for each basket component is [—] with respect to USDBRL, [—] with respect to USDNOK, [—] with respect to USDAUD, and [—] with respect to USDCNY, which, in each case, will be the reference level of each basket component on the pricing date;

C(i) Final = the final level (“final level”) for each basket component will be the arithmetic average of the reference levels of each basket component on each of the five averaging dates; and

Wi = Weighting of each basket component, which is 25.00% for each basket component.

Averaging Dates:	November 15, 2010†, November 16, 2010†, November 17, 2010†, November 18, 2010†, and November 19, 2010† (the “final averaging date”)

Maturity Date:	November 24, 2010† (resulting in a term to maturity of approximately 1.5 years)

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06739JBV4 and US06739JBV44

†

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement.

††	Expected. In the event we make any change to the expected pricing date and settlement date, the averaging dates and maturity date will be changed so that the stated term of the Notes remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

	Price to Public[1]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

[1]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of     %, is     %. The price to the public for all other purchases of Notes is 100%.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below assume an upside leverage factor of 1.40 and a maximum return on the Notes of 14.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Reference Asset Return	Payment at Maturity	Total Return on the Notes
100.00%	$1,140.00	14.00%
50.00%	$1,140.00	14.00%
30.00%	$1,140.00	14.00%
20.00%	$1,140.00	14.00%
10.00%	$1,140.00	14.00%
7.50%	$1,105.00	10.50%
5.00%	$1,070.00	7.00%
2.50%	$1,035.00	3.50%
1.00%	$1,014.00	1.40%
0.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$888.89	-11.11%
-30.00%	$777.78	-22.22%
-40.00%	$666.67	-33.33%
-50.00%	$555.56	-44.44%
-60.00%	$444.44	-55.56%
-70.00%	$333.34	-66.67%
-80.00%	$222.23	-77.78%
-90.00%	$111.12	-88.89%
-100.00%	$0.00	-100.00%

FWP–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate the payment at maturity assuming an initial investment of $1,000 and that the initial levels of the basket components are as indicated. The hypothetical total returns and examples set forth below assume an upside leverage factor of 1.40 and a maximum return on the Notes of 14.00% (the actual upside leverage factor and maximum return will be determined on the pricing date and will not be less than 1.40 and 14.00%, respectively). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

Example 1: In this case, all four reference currencies strengthen against the U.S. dollar. (This occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar.)

Step 1: Calculate the Reference Asset Return.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Reference Asset Return
USDBRL Exchange Rate	2.1361	1.7801	20.00%	25.00%	5.00%
USDNOK Exchange Rate	6.5543	5.4619	20.00%	25.00%	5.00%
USDAUD Exchange Rate	1.3468	1.1223	20.00%	25.00%	5.00%
USDCNY Exchange Rate	6.8192	5.6827	20.00%	25.00%	5.00%

Reference Asset Return					20.00%

Step 2: Calculate the payment at maturity.

Because the Reference Asset Return of 20.00% multiplied by 1.40 exceeds the hypothetical maximum return of 14.00%, the investor receives a payment at maturity of $1,140.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 2: In this case, three reference currencies strengthen against the U.S. dollar while one weakens.

Step 1: Calculate the Reference Asset Return.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Reference Asset Return
USDBRL Exchange Rate	2.1361	1.7801	20.00%	25.00%	5.00%
USDNOK Exchange Rate	6.5543	6.2422	5.00%	25.00%	1.25%
USDAUD Exchange Rate	1.3468	1.2827	5.00%	25.00%	1.25%
USDCNY Exchange Rate	6.8192	7.5769	-10.00%	25.00%	-2.50%

Reference Asset Return					5.00%

Step 2: Calculate the payment at maturity.

Because the Reference Asset Return of 5% is greater than 0% and does not exceed the hypothetical maximum return of 14.00%, the payment at maturity is calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return x upside leverage factor)] = $1,000 + [$1,000 x (5% x 1.40)] = $1,070.00

Therefore, the payment at maturity is $1,070.00 per $1,000 principal amount Note, representing a 7.00% return on investment over the term of the Notes.

FWP–3

Example 3: In this case, all four reference currencies weaken against the U.S. dollar. (This occurs when C(i)Final increases from C(i) Initial , reflecting a greater number of reference currency per U.S. dollar.)

Step 1: Calculate the Reference Asset Return.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Reference Asset Return
USDBRL Exchange Rate	2.1361	2.2485	-5.00%	25.00%	-1.25%
USDNOK Exchange Rate	6.5543	6.8993	-5.00%	25.00%	-1.25%
USDAUD Exchange Rate	1.3468	1.4177	-5.00%	25.00%	-1.25%
USDCNY Exchange Rate	6.8192	7.1781	-5.00%	25.00%	-1.25%

Reference Asset Return					-5.00%

Step 2: Calculate the payment at maturity.

Because the Reference Asset Return is greater than the buffer percentage of –10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 4: In this case, all four reference currencies weaken against the U.S. dollar. (This occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar.)

Step 1: Calculate the Reference Asset Return.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weight	Reference Asset Return
USDBRL Exchange Rate	2.1361	2.6701	-20.00%	25.00%	-5.00%
USDNOK Exchange Rate	6.5543	8.1929	-20.00%	25.00%	-5.00%
USDAUD Exchange Rate	1.3468	1.6835	-20.00%	25.00%	-5.00%
USDCNY Exchange Rate	6.8192	8.5240	-20.00%	25.00%	-5.00%

Reference Asset Return					-20.00%

Step 2: Calculate the payment at maturity.

Because the Reference Asset Return is less than the buffer percentage of –10%, the investor will receive a payment at maturity of $888.89 per $1,000 principal amount Note calculated as follows:

$1,000 + [($1,000 x (Reference Asset Return + 10%) x downside leverage factor] = $1,000 + [$1,000 x (-20% + 10%) x 1.1111] = $888.89

Selected Purchase Considerations

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by multiplying a positive Reference Asset Return by the upside leverage factor, up to the maximum return on the Notes of 14.00%, or $1,140.00 for every $1,000 principal amount Note. The actual maximum return and maximum payment on the Notes will be set on the pricing date and will not be less than 14.00% and $1,140.00, respectively. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Limited Protection Against Loss—Payment at Maturity of the principal amount of the Notes is protected against a negative Reference Asset Return of up to -10%. If the Reference Asset Return is less than -10%, you will lose an amount equal to 1.1111% of the principal amount of your Notes for every 1% that the Reference Asset Return is less than -10%.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss to the extent such gain or loss is attributable to changes in the value of the Reference Asset. If you are an initial purchaser and hold your Notes until maturity, all such gain or loss you recognize with respect to your Notes will generally be exchange gain or loss. Gain or loss that is not attributable to changes in the value of the Reference Asset should generally be capital gain or loss.

FWP–4

Exchange gain or loss will generally be treated as U.S. source ordinary income or loss. However, we believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss. More specifically a taxpayer may elect to treat the gain or loss from a “forward contract” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that a holder of a “similar financial instrument” to a “forward contract” may make this election and that the Notes should be treated as a “similar financial instrument” to a “forward contract” for this purpose. This election must be made on the date you acquire the Notes, and you should consult your tax advisor about how this election might be made with respect to your Notes. Such gain or loss would generally be long term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “reportable transaction”). Under these regulations, a United States holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. In December, 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Notes are economically equivalent to deposits in the currencies that make up the Reference Asset, however, because (a) the Notes do not provide for accruals of interest, (b) the performance of the Notes is linked to a basket of currencies, rather than a single currency, (c) subject to the maximum return, the return on the Notes increases by $1.40 for each $1 increase in the value of the Reference Asset (i.e., the Notes are “leveraged”), (d) after an increase of 14.00% in the value of the Reference Asset, the return on the Notes does not increase at all (i.e., the return is capped) and (e) the return on the Notes does not decrease as the value of the Reference Asset decreases until the decrease exceeds 10 percent and thereafter decreases at a leveraged rate (i.e., the Notes are “buffered” and have a “leveraged decline”). We therefore do not think that Revenue Ruling 2008-1 should apply to the Notes. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to your Notes. Under such a view, it is possible that your Notes could be treated as a debt instrument denominated in the currencies that make up the Reference Asset or a series of debt instruments, each of which is denominated in a constituent currency of the Reference Asset. If your Notes are so treated, it is possible that (i) you could be required to accrue interest with respect to the Notes on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Notes could be ordinary gain or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

FWP–5

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Brazilian real, the Norwegian krone, the Chinese yuan or the Australian dollar. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More than One Reference Asset”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. Your investment will be exposed on a leveraged basis to negative Reference Asset Return beyond the 10% buffer percentage.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Reference Asset Return is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the performance of the Reference Asset, which may be significant. We refer to this percentage as the maximum return, which will be set on the pricing date and will not be less than 14.00%.

•

Notes Bullish on the Brazilian real, the Norwegian krone, the Chinese yuan and the Australian dollar—The Reference Asset Return will only be positive if, on average, the value of the Brazilian real, the Norwegian krone, the Chinese yuan and the Australian dollar strengthens relative to the U.S. dollar. If, on average, the Brazilian real, the Norwegian krone, the Chinese yuan and the Australian dollar depreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the currency exchange rates comprising the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	volatility of the currency exchange rates comprising the Reference Asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP–6

Historical Information

The following graphs set forth the historical performance of USDBRL, USDNOK,USDAUD, and USDCNY from January 2, 2001 through May 5, 2009. USDBRL, USDNOK, USDAUD and USDCNY on May 5, 2009 were 2.1361, 6.5543, 1.3468 and 6.8192 respectively. We obtained the information regarding USDBRL, USDNOK, USDAUD, and USDCNY from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of USDBRL, USDNOK, USDAUD, and USDCNY should not be taken as an indication of future performance of USDBRL, USDNOK, USDAUD, and USDCNY and no assurance can be given as to the final levels of USDBRL, USDNOK, USDAUD, and USDCNY. We cannot give you assurance that the performance of USDBRL, USDNOK, USDAUD, and USDCNY will result in return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–7

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP–8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the Placement Agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as Placement Agents for the Notes and will receive a fee from the Company that would not exceed $15 per $1,000 principal amount Note.

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of this free writing prospectus, which is the 4th business day following the expected pricing date (this settlement cycle being referred to as “T+4”). See “Plan of Distribution” in the prospectus supplement.

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